Exhibit 10.1

TRANSITION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
This Transition Agreement and General Release of All Claims (“Release”) is made by and between Kevin S. Royal (“Executive”) on the one hand and Maxwell Technologies, Inc. (the “Company”) on the other. (Collectively, Executive and the Company shall be referred to as the “Parties.”)
1.Executive is an employee of the Company. Executive’s last day of full-time employment with the Company will be May 31, 2015 (the “Transition Date”). Executive will continue to earn his existing base salary through the Transition Date. The Parties desire to resolve any and all differences related to Executive’s employment with the Company and/or the cessation of that employment. Additionally, the Parties desire to resolve any known or unknown claims between them, neither Party admitting any liability or fault. For these reasons, the Parties have entered into this Release.
2.All vacation accrual and other fringe benefits of Executive cease on the Transition Date. Prior to the close of business on the Transition Date, the Company will tender Executive’s final paycheck. In addition to accrued salary through the Transition Date, such final paycheck shall include 600 accrued vacation hours at a rate of $166.41 per hour, for a total of $99,864.00 payable in respect of accrued vacation. Executive hereby agrees that such accrued vacation represents all amounts due and owing to Executive for vacation and paid time off accrued and unused as of the Transition Date.
3.If (a) Executive enters into this Release and does not revoke this Release within the time period provided below in Section 13 (the “Release Deadline”); (b) Executive has returned all Company property in his possession; and (c) Executive has resigned as a member of the board of directors of any subsidiaries of the Company, to the extent applicable; then the Company will provide Executive with the payments and benefits described in this Section 3. If Executive fails to return this Release on or before the Release Deadline, or if Executive revokes this Release, then Executive will not be entitled to the payments and benefits described in this Section 3.
(i)Salary Continuation. The Company will continue to pay Executive his current base salary in an amount equal to $28,843.09 per month for a period of nine months after the Transition Date. The Company will pay such monthly amount in accordance with the Company’s normal payroll practices. Such salary continuation payments will commence within 30 days after the Transition Date and, once they commence, will include any unpaid amounts accrued from the Transition Date. However, if the 30-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.
(ii)Health Continuation Coverage. If Executive elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Company will pay the same portion of Executive’s monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the nine month period following the Termination Date (the “COBRA Period”), (b) the expiration of Executive’s continuation coverage under COBRA or (c) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.
(iii)Extended Exercisability of Stock Options. Executive shall have twelve months following the Transition Date to exercise any outstanding stock options, but in no event shall such period exceed the later of (a) the maximum term of the stock options as set forth in the applicable stock option agreements, or (b) ten years from the date of grant of the stock options.

(iv)Withholding Taxes. All cash amounts payable hereunder shall be subject to all applicable federal and state income and employment withholding taxes.
4.In consideration of and in return for the promises and covenants undertaken herein by the Company, including the payments Executive will receive under Section 3 above, and for other good and valuable consideration, receipt of which is hereby acknowledged, Executive does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge the Company and the Company’s subsidiaries, affiliates, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, agents, attorneys, servants and employees, past and present, and each of them (hereinafter collectively referred to as the “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, severance payments, obligations, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state or federal law, equity or otherwise, whether known or unknown to Executive that Executive now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, grievances, agreements, obligations and causes of action, known or unknown, suspected or unsuspected by Executive: (a) arising out of Executive’s employment with the Company or the ending of that employment, or (b) arising out of or in any way connected with any claim, loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted on or before the Transition Date. Also without limiting the generality of the foregoing, Executive specifically releases the Releasees from any claim for attorneys’ fees and/or costs of suit. EXECUTIVE SPECIFICALLY AGREES AND ACKNOWLEDGES EXECUTIVE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION, OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT AND THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, OR BASED ON THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EXECUTIVE OR BY A GOVERNMENTAL AGENCY. However, this Release covers only those claims that arose prior to the Transition Date and only those claims that may be waived by applicable law. Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release or that certain letter agreement, dated as of March 23, 2009, between the Parties (the “Letter Agreement”). Execution of this Release also does not bar any claim to indemnification under Section 2802 of the California Labor Code, any claim for coverage under any indemnification agreement between Executive and the Company and any claim for coverage under any D&O insurance policy.
5.It is the intention of Executive in executing this Release that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of Section 1542 of the California Civil Code and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Section 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Having been so apprised, Executive nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code Section 1542 and elects to assume all risks for claims that now exist in Executive’s favor, known or unknown, that are released under this Release.
6.The Company expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law. The Company also expressly denies any liability to Executive. This Release is the compromise of disputed claims and nothing contained herein is to be construed as an admission of liability on the part of the parties hereby released, or any of them, by whom liability is expressly denied. Accordingly, while this Release resolves all issues regarding the Company referenced herein, it does not constitute an adjudication or finding on the merits of any allegations and it is not, and shall not be construed as, an admission by the Company of any violation of federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability. Moreover, neither this Release nor anything in it shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by the Company of any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability. This Release may be introduced, however, in any proceeding to enforce this Release or the Letter Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.
7.This Release shall be construed in accordance with, and be deemed governed by, the laws of the State of California (without regard to principles of conflict of laws).
8.If any provision of this Release or application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Release that can be given effect without the invalid provision or application. To this end, the provisions of this Release are severable.
9.The Parties hereto acknowledge each has read this Release, each fully understands its rights, privileges and duties under this Release, and that each enters into this Release freely and voluntarily. Each Party further acknowledges each has had the opportunity to consult with an attorney of its choice to explain the terms of this Release and the consequences of signing it.
10.The undersigned each acknowledge and represent that no promise or representation not contained in this Release has been made to them and acknowledge and represent that this Release contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced herein. The undersigned further acknowledge that the terms of this Release are contractual and not a mere recital.
11.Executive acknowledges Executive may hereafter discover facts different from, or in addition to, those Executive now knows or believes to be true with respect to the claims herein released and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.
12.The Company hereby advises Executive that this Release includes a waiver of any rights that the Executive may have under the Age Discrimination in Employment Act. Executive is advised to discuss this Release with his attorney before executing it. Executive acknowledges that the Company has provided Executive at least twenty-one (21) days within which to review and consider this Release before signing it. Should Executive decide not to use the full twenty-one (21) days, then Executive knowingly and voluntarily waives any claim that Executive was not in fact given that period of time or did not use the entire twenty-one (21) days to consult an attorney and/or consider this Release.
13.Within seven calendar days of signing and dating this Release, Executive shall deliver the executed original of this Release to Attn: Franz Fink, Chief Executive Officer, Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123. However, Executive acknowledges that Executive may revoke this Release for up to seven calendar days following Executive’s execution of this Release and that it shall not become effective or enforceable until the revocation period has expired. Executive acknowledges that such revocation must be in writing addressed to Attn: Franz Fink, Chief Executive Officer, Maxwell Technologies,

Inc., 3888 Calle Fortunada, San Diego, California 92123, and received not later than midnight on the seventh day following execution of this Release by Executive. If Executive revokes this Release under this Section 13, this Release shall not be effective or enforceable and Executive will not receive the payments described in Section 3 above.
14.If Executive does not revoke this Release in the time frame specified in Section 13 above, this Release shall be effective at 12:01 a.m. on the eighth day after it is signed by Executive.
15.From the date hereof through nine months following the Transition Date (the “Restricted Period”) or such later date as may be applicable under the Proprietary Information and Inventions Agreement between the Executive and the Company, Executive shall not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, corporation, or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly: (i) hire, solicit or encourage any employee of the Company or any of its subsidiaries or affiliates to leave the employment of the Company or any of its subsidiaries or affiliates; or (ii) solicit or encourage any independent contractor, consultant, agent, partner or other service provider then under contract with the Company or any of its subsidiaries or affiliates to cease to work with or provide services to the Company or any of its subsidiaries or affiliates.
16.During the Restricted Period, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by the Executive. In particular and without limiting the foregoing, Executive shall cooperate with and make himself available as requested by the Company in connection with any government investigation, administrative hearing or any other similar proceeding involving the Company. The parties acknowledge that the consideration provided under this Release shall be consideration for his cooperation under this Section 16 whenever such cooperation is needed.
17.Executive agrees to refrain from any disparagement, defamation, libel or slander of the Company and the Releasees (as defined in Section 4 above), and agrees to refrain from any tortious interference with the contracts and relationships of the Releasees.
18.The Parties agree that the Company would suffer irreparable harm upon Executive’s breach of the preceding Sections 15, 16, and 17, and that any such breach will constitute a material breach of this Release. Upon any such breach, the Company may discontinue any further payments or benefits that would otherwise have become due under Section 3 above. In addition, upon any such breach, the Company may seek equitable relief in such form as may then be available.
19.Executive acknowledges that, despite the cessation of Executive’s full-time employment with the Company, Executive may continue to be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Executive further acknowledges that the Company has advised him to consult independent counsel regarding the applicability of Section 16 of the Exchange Act.

I have read this Release and I accept and agree to the provisions contained therein and hereby execute it voluntarily and with full understanding of its consequences.
PLEASE READ CAREFULLY. THIS RELEASE CONTAINS A
GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ Kevin S. Royal                    Date:     May 8, 2015
Kevin S. Royal

Maxwell Technologies, Inc.
By: /s/ Franz Fink         Date:     May 8, 2015
Title: CEO & President